UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2012

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14330	57-1003983
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina		28269
(Address of Principal Executive Offices)		(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On April 10, 2012, the Board of Directors of Polymer Group, Inc. (the “Company”) approved an internal redesign and restructure of global operations for the purposes of realigning and repositioning the Company to consolidate the benefits of its global footprint, align resources and capabilities with future growth opportunities and provide for a more efficient structure to serve existing markets.

The Company anticipates that these actions, when fully implemented, will result in pre-tax cost savings of approximately $9.0 million to $10.5 million on an annualized basis. The cost reductions are expected to be achieved primarily from a reduction in the Company’s global salaried workforce. The Company expects the substantial majority of the restructuring activities to be completed by the end of fiscal year 2012.

The restructuring constitutes a plan of termination described under FASB ASC paragraph 420-10-25-4 that will result in material charges under U.S. generally accepted accounting principles. Total pre-tax restructuring costs are expected to be within a range of $6.8 million to $9.7 million. The portion of the estimated restructuring charges related to employee termination expenses is expected to be approximately $5.5 million to $8.0 million. The remaining costs of $1.3 million to $1.7 million are expected to consist primarily of consultant fees and other miscellaneous costs. Approximately $6.0 million to $9.0 million of these restructuring charges are expected to require future cash expenditures.

A copy of the Company’s press release, dated April 11, 2012, announcing the organizational change is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Polymer Group, Inc. dated April 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: April 12, 2012	/S/ Dennis E. Norman
Dennis E. Norman
Executive Vice President and Chief Financial Officer